                                                                  EXHIBIT 3.1(b)

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF

                         CHARTER COMMUNICATIONS, INC.,
                             A DELAWARE CORPORATION

     Charter Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. That Paragraph (a) of Article THIRD of the Restated Certificate of Incorporation of this corporation is amended to read in full as follows:

          "(a) CORPORATE PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL"); (i) provided, however, that until all outstanding shares of Class B Common Stock of the Corporation (as hereinafter defined) have been converted into shares of Class A Common Stock of the Corporation (as hereinafter defined) in accordance with Clause (b)(viii) of Article Fourth of this Certificate of Incorporation, the Corporation shall not engage directly or indirectly, including without limitation through any Subsidiary, in any business other than (A) the cable transmission business, (B) as a member or shareholder of, and subscriber to, the portal joint venture with Broadband Partners,
     (C) as an owner and operator of the business of Interactive Broadcaster Services Corporation, a California corporation ("IBSC"), which shall include solely the ownership of its assets and continuation of its business substantially as owned and conducted at the effective time of the merger of this Corporation with IBSC, (D) as a member of and service provider to the joint venture for the development of a licensable reference design for a cable set-top box with functionalities of a video cassette recorder and a personal video recorder, (E) as a member of Cable Sports Southeast, LLC, a Delaware limited liability company ("Cable Sports"), so long as Cable Sports continues to conduct substantially the same business conducted by it on October 24, 2000, and (F) as a shareholder of High Speed Access Corp., a Delaware corporation ("HSA"), so long as HSA continues to conduct substantially the same business as conducted by it at the time of the consummation of the transactions contemplated by the Stock Purchase Agreement dated as of October 19, 2000 among the Corporation, HSA and Vulcan Ventures Incorporated, as it may be amended from time to time; and
     (ii) provided further, that to the extent that, as of the date of the closing of the initial registered public offering of shares of Class A Common Stock on Form S-1 (the "IPO Date"), the Corporation was directly or indirectly engaged in or had agreed to acquire directly or indirectly any business other than a cable transmission business or as a member of, and subscriber to, the portal joint venture with Broadband Partners (any such other business, an "Incidental Business," and collectively, "Incidental Businesses") so long as (A) such Incidental Businesses so engaged in by the Corporation on the IPO Date in the aggregate on such date accounted for less than ten percent (10%) of the consolidated revenues of the total business engaged in by the Corporation or (B) such Incidental Businesses which on the IPO Date the Corporation had agreed to acquire in the aggregate on such date accounted for less than ten percent (10%) of the consolidated revenues of the total businesses to be acquired, as applicable, the Corporation may, directly or indirectly, including through any Subsidiary, continue to conduct any such Incidental Business and the foregoing limitation on the business and purpose of the Corporation shall not require that any such Incidental Business be divested by the Corporation, but the Corporation shall not, directly or indirectly, expand any such Incidental Business by means of any acquisition or any commitment of the Corporation's or any Subsidiary's resources or financial support. "Cable transmission business" means the transmission of video, audio (including telephony) and data over cable television systems owned, operated or managed by the Corporation or any Subsidiary; provided, that, the businesses of RCN Corporation and its subsidiaries shall not be deemed to be a cable transmission business. "Subsidiary" means any corporation, limited liability company, partnership, association, joint venture or other business entity of which (i) if a corporation, ten percent (10%) or more of the total voting power of shares of stock entitled to vote in the election of directors thereof or ten percent (10%) or more of the value of the equity interests is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of its Subsidiaries, or (ii) if a limited liability company, partnership, association or other business entity, ten percent (10%) or more of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of its Subsidiaries. The Corporation shall be deemed to have a ten percent (10%) or greater ownership interest in a limited liability company, partnership, association or other business entity gains or losses or shall be or control the person managing such limited liability company, partnership, association or other business entity."

     2. Said Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least a majority of the outstanding Class B Common Stock entitled to vote thereon.

     IN WITNESS WHEREOF, CHARTER COMMUNICATIONS, INC. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Sr. Vice Pres. this 24th day of October, 2000.

                                          CHARTER COMMUNICATIONS, INC.

                                          By: /s/ CURTIS S. SHAW
                                            ------------------------------------
                                          Name: Curtis S. Shaw
                                          Title: Sr. Vice President